Exhibit 99.1

Viragen International’s Subsidiary, ViraNative AB,

Files to Seek Bankruptcy Protection in Sweden

PLANTATION, FLORIDA – September 14, 2007 – Viragen, Inc. (OTC BB: “VRAI”) and its majority-owned subsidiary, Viragen International, Inc. (OTC BB: “VRGE”), today jointly announced that Viragen International’s wholly-owned subsidiary, ViraNative AB, located in Umeå, Sweden, filed an application seeking protection under the bankruptcy laws of Sweden. ViraNative manufactures Multiferon®, a multi-subtype, human alpha interferon.

The bankruptcy application was filed in the District Court of Umeå, under Case Number K1767-07. The application was filed because ViraNative was unable to pay taxes and other debts.

The bankruptcy court has appointed Anders Bergman of Ackordscentralen Norrland AB as bankruptcy administrator for ViraNative. It is the responsibility of the administrator to inventory the assets of the bankrupt and to identify the creditors and the amount of their claims. The bankruptcy administrator will also seek to identify purchasers for the assets of ViraNative and process their orderly liquidation and sale in accordance with Swedish laws. Mr. Bergman can be reached by telephone at: +46 (0) 90-70 62 00; and by email at: anders.bergman@ackordscentralen.se.

While Viragen, Inc. continues to seek new sources of working capital to fund its operations, and the operations of Viragen International, Inc., the Companies do not intend to fund further operations of ViraNative during the bankruptcy process. Therefore, ViraNative’s operations may be disrupted or halted. Viragen, Inc. and Viragen International, Inc. are monitoring the bankruptcy proceedings but at this stage cannot predict what impact the proceedings may have on their respective operations.

About Viragen International, Inc.:

Viragen International, Inc. (OTC BB: “VRGE”) is a majority-owned subsidiary of Viragen, Inc. (OTC BB: “VRAI”), and operates through its wholly-owned subsidiary, Viragen (Scotland) Limited, located near Edinburgh, Scotland. Viragen Scotland is engaged in the research and development of novel therapeutic proteins that disrupt the advance of life-threatening diseases, with a focus on cancers.

For more information, please visit: http://www.Viragen.com

Viragen International, Inc. Corporate Contact:

Douglas Calder, Director of Communications

Phone: (954) 233-8746; Fax: (954) 233-1414

E-mail: dcalder@viragen.com

The foregoing press announcement contains forward-looking statements that can be identified by such terminology such as “believes,” “expects,” “potential,” “plans,” “suggests,” “may,” “should,” “could,” “intends,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. In particular, management’s expectations regarding future research, development and/or commercial results could be affected by, among other things, uncertainties relating to clinical trials and product development;

Viragen International, Inc.	1
865 SW 78th Avenue, Suite 100, Plantation, Florida 33324 – Telephone (954) 233-8746 – Fax (954) 233-1414

availability of future financing; unexpected regulatory delays or government regulation generally; the success of third-party marketing efforts; our ability to retain third-party distributors; our ability to obtain or maintain patent and other proprietary intellectual property protection; and competition in general. Forward-looking statements speak only as to the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Viragen International, Inc.	2
865 SW 78th Avenue, Suite 100, Plantation, Florida 33324 – Telephone (954) 233-8746 – Fax (954) 233-1414